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                                 EXHIBIT 99.4

                      Addendum to Stock Option Agreement
            (Involuntary Termination following Change in Control)



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                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

   The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2~ (the "Option Agreement") by and between Coram Healthcare Corporation (the "Corporation") and 1~ ("Optionee") evidencing the stock option granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                               CHANGE IN CONTROL

   1. The exercisability of the option shall not accelerate upon the occurrence of a Change in Control, and the option shall, over Optionee's continued period of Service after the Change in Control, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon Optionee's cessation of Service by reason of an Involuntary Termination within eighteen (18) months after the Change in Control, the exercisability of this option shall, to the extent the option is at the time outstanding but not otherwise fully exercisable, automatically accelerate so that the option shall become fully and immediately exercisable with respect to all the Option Shares at the time subject to the option and may be exercised for all or any portion of those shares as fully vested shares. The option as so accelerated shall remain exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of Optionee's Involuntary Termination.

   2. For purposes of this Addendum, a CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

    (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

    (ii)  a change in the composition of the Board over a period of thirty-six
  (36) months or less such that a majority of the Board members





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  (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                                        CORAM HEALTHCARE CORPORATION

                                        By: _________________________________

                                        Title: ______________________________


                                        _____________________________________
                                        1~, OPTIONEE



EFFECTIVE DATE:  _________________, 199__





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